UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 31, 2015
BLOX, INC.
(Exact name of registrant as specified in its charter)
Nevada	000-53565	20-8530914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Suite 600—666 Burrard Street, Vancouver, British Columbia	V6C 3P6
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(778) 218-9638
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 31, 2015, Trevor Pickett and Robert Spiers have been appointed as directors of the Company.  Mr. Spiers has been appointed as Chief Executive Officer and Mr. Picket has been appointed as Chief Operating Officer.  Mr. Ronald Renne remains as Chairman of the Company.  The Company also announces that Donna M. Moroney has been appointed as Corporate Secretary.

Robert Spiers, Age 47, recently resigned as a Director, the Company Secretary and a Consulting Geologist employed with H&SC (a highly regarded Consulting industry leader) in their Melbourne office after a ten year association. He has a BSc with a double major (Hons) in Geology and Geophysics and is a present active Member of the Australian Institute of Geoscientists.

In the recent past, Mr. Spiers has been in the position of the General Manager for H&S Consultants (Feb 2012 to Feb 2013), Senior Geological Consultant for Hellman and Schofield (Jun 2005 to Feb 2012), Chief Mine Geologist / Mine Manger (Jan 2003 to Apr 2005), Senior Geological Consultant (Mar 2001 to Jan 2003), Chief Mine Geologist / Mine Manager (Sep 1998 to Feb 2001 and a variety of Senior Mining and exploration roles for the broader mining industry from Feb 1992 to Aug 1998.

Mr. Spiers has worked for a plethora of mining companies within Australia and throughout the world on a broad range of commodities from gold, silver, copper, rare earths, phosphate, manganese, lithium, tantalum, uranium and base metals over a period of in-excess of 25 years. Some prominent projects he has been involved in have included, PT BSI - Tujuh Bukit AuCu project, Galaxy Resources – Mt Cattlin Lithium / Tantalum Mine, Arafura Resource – Nolan’s Bore REE / U project, Kingsgate Consolidate – Chatree Gold Mine, Sorikmas Mining – Sihayo Gold Project, Plutonic Resources – Darlot Gold Mine, Melita Mining – Orient Well Gold Mine, Mt Edon Mines – Tarmoola Gold Mine, Aurora – Mt Muro Gold / Silver Mine, Greenland Minerals and Energy – Kvanefjeld REE / U project, Placer Pacific – Granny Smith Gold Mine and SMD – Lero Gold Mine to name a few.

Mr. Spiers is a Competent Person (Qualified Person) under the JORC 2012 Code & Guidelines and the NI 43-101 instrument for the reporting of Mineral Resource Estimates. His expertise includes, but is not limited to, technical due diligence to bankable level and project valuation, resource estimation and associated public reporting, planning and management of mine exploration and resource development programs, development, construction and application of 3D geological models with utilization in the estimation and extraction of ore bodies. Robert also provides consulting services to the mining industry in data management and quality assurances and quality controls.

Trevor Pickett, Age 45, began his career in 1993 as a founding director of Sterling Publications Pty. Ltd. in Perth, Western Australia.  The business grew to include sixteen successful new publications in a broad cross section of industries including mining, education, transport and government.  In 1994, Mr. Pickett left Sterling Publications and formed a new company, Perth Street Car Pty. Ltd., which produced a niche publication catering to all aspects of high performance motoring in Australia.  In this role, Mr. Pickett was responsible for brand recognition, marketing, distribution, sales, customer relations, researching and writing technical articles in addition to his duties as Chief Operations Officer.  In 2014, Mr. Pickett left the company after 22-years of service, and is currently project development and technical manager with Waratah Investments Limited, where he manages a number of projects across the globe.

Donna Moroney, Age 55, has over 30 years of experience in regulatory and corporate compliance in both Canada and the United States, and as a senior officer of various public companies.  As President and owner of Wiklow Corporate Services Inc. since 2008, she assists companies in the resource, financial and technology sectors in maintaining the securities and exchange demands on public companies, as well as keeping them up-to-date on relevant issues, policies and working practices.  Ms. Moroney also assists companies reporting in the U.S. in preparing registration statements, quarterly and annual financial filings and other various facets of meeting U.S. securities requirements.  She also leads workshops that provide a practical guide for public companies in meeting their securities regulatory compliance requirements.  She currently serves as a director or senior officer for six public companies.

Family Relationships

There are no family relationships among our directors or officers.

Certain Related Transactions and Relationships

Since our the beginning of our fiscal year ended March 31, 2015, we have not been a party to any transaction, proposed transaction, or series of transactions in which Mr. Pickett, Mr. Spiers or Ms. Moroney or any member of the immediate family of Mr. Pickett, Mr. Spiers or Ms. Moroney has had or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits
99.1	News Release dated July 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOX, INC.
/s/ Ronald Renne
Ronald Renne
Chairman
Date: July 31, 2015